EXECUTION VERSION

ASSET PURCHASE AGREEMENT By and Between CALPINE CORPORATION AS SELLER And FIRSTENERGY GENERATION CORP. AS BUYER Dated as of January 28, 2008

TABLE OF CONTENTS
Page

ARTICLE 1 PURCHASE AND SALE OF THE ACQUIRED ASSETS	5

1.1.	Transfer of Acquired Assets	5
1.2.	Excluded Assets	7
1.3.	Assumption of Liabilities	9
1.4.	Excluded Liabilities	10
1.5.	Non-Assignment of Assigned Contracts.	10

ARTICLE 2 CONSIDERATION	10
2.1.	Consideration	10
2.2.	Deposits	11
2.3.	Guaranty	11

ARTICLE 3 CLOSING AND DELIVERIES	11

3.1.	Closing	11
3.2.	Seller’s Deliveries	11
3.3.	Buyer’s Deliveries	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	13

4.1.	Corporate Organization	13
4.2.	Authorization and Validity	13
4.3.	No Conflict or Violation	13
4.4.	Governmental Consents and Approvals	14
4.5.	Compliance with Law	14
4.6.	Litigation	14
4.7.	Material Contracts	14
4.8.	Permits	15
4.9.	Environmental Matters	15
4.10.	Owned Real Property	15
4.11.	Employee Benefits	15
4.12.	Insurance	16
4.13.	Utilities.	16

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	16

5.1.	Corporate Organization	16
5.2.	Authorization and Validity	16
5.3.	No Conflict or Violation	17
5.4.	Consents, Approvals and Notifications	17
5.5.	Availability of Funds	17
5.6.	Adequate Assurances Regarding Assigned Contracts	17
5.7.	Licenses, Permits, etc.	17
5.8.	Investigation by Buyer	18

i

ARTICLE 6 COVENANTS OF SELLER	18

6.1.	Actions Before Closing	18
6.2.	Maintenance of Assets Before the Closing Date	19
6.3.	Sale Order	19
6.4.	Consents and Approvals	19
6.5.	Access to Properties and Records; Confidentiality	20
6.6.	Rejection of Assigned Contracts	20
6.7.	Further Assurances	20
6.8.	Notices	21
6.9.	Casualty Loss	21

ARTICLE 7 COVENANTS OF BUYER	21

7.1.	Actions Before Closing Date	21
7.2.	Consents, Approvals and Notifications	21
7.3.	Adequate Assurances Regarding Assigned Contracts	21
7.4.	Cure of Defaults	22
7.5.	Availability of Business Records	22
7.6.	Calpine Marks	22
7.7.	Employee and Benefits Matters	23
7.8.	Notices	23

ARTICLE 8 BANKRUPTCY PROCEDURES	24

8.1.	Bankruptcy Actions	24
8.2.	Consultation with Buyer	24

ARTICLE 9 REGULATORY MATTERS	24

9.1.	Regulatory Filings	24
9.2.	Cooperation; Confidentiality Agreement	24
9.3.	Objections or Other Challenges	25
9.4.	Permit Transfers	25

ARTICLE 10 TAXES	26

10.1.	Taxes Related to Purchase of Assets	26
10.2.	Proration of Real and Personal Property Taxes	26
10.3.	Cooperation on Tax Matters	26
10.4.	Retention of Tax Records	27
10.5.	Allocation of Purchase Price and Purchase Price Allocation Forms	27
10.6.	Unbilled Transactional Taxes	27

ARTICLE 11 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES	28

11.1.	Conditions Precedent to Performance by Seller and Buyer	28
11.2.	Conditions Precedent to Performance by Seller	28
11.3.	Conditions Precedent to the Performance by Buyer	29

ARTICLE 12 TERMINATION AND EFFECT OF TERMINATION	30

12.1.	Right of Termination	30
12.2.	Termination Without Default	30
12.3.	Effect of Failure of Seller’s Conditions to Closing	31
12.4.	Effect of Failure of Buyer’s Conditions to Closing	31
12.5.	Damages	31

ARTICLE 13 MISCELLANEOUS	32

13.1.	Successors and Assigns	32
13.2.	Governing Law; Jurisdiction	32
13.3.	Disclosure Schedule Supplements	32
13.4.	Warranties Exclusive	33
13.5.	Survival of Representations and Warranties	33
13.6.	No Recourse Against Third Parties	33
13.7.	Mutual Drafting	34
13.8.	Expenses	34
13.9.	Broker’s and Finder’s Fees	34
13.10.	Severability	34
13.11.	Notices	34
13.12.	Amendments; Waivers	36
13.13.	Schedules	36
13.14.	Public Announcements	36
13.15.	Entire Agreement	36
13.16.	Parties in Interest	37
13.17.	Headings	37
13.18.	Construction	37
13.19.	Currency	37
13.20.	Time of Essence	37
13.21.	Counterparts	37

ARTICLE 14 DEFINITIONS	38

14.1.	Certain Terms Defined	38
14.2.	All Terms Cross-Referenced	44

EXHIBITS

Exhibit A	Guaranty
Exhibit B-1	Form of Bill of Sale
Exhibit B-2	Form of Assignment and Assumption Agreement
Exhibit B-3	Form of Deed
Exhibit B-4	Form of Non-Fee Property Assignment and Conveyance Agreement
Exhibit B-5	Form of Seller’s Officer’s Certificate
Exhibit B-6	Form of Non-Foreign Status Certificate
Exhibit C	Reserved
Exhibit D	Form of Sale Order
Exhibit E	Bidding Procedures Order

DISCLOSURE SCHEDULES

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 28, 2008, is made by and between Calpine Corporation, a Delaware corporation (the “Seller”), and FirstEnergy Generation Corp., an Ohio corporation (the “Buyer”).  Capitalized terms used in this Agreement are defined or cross-referenced in Article 14.

BACKGROUND INFORMATION

WHEREAS, on December 20, 2005 Seller and its debtor Affiliates, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, Seller has determined it is in its best interest to sell the partially completed power plant located in Fremont, Ohio, which previously did business as Fremont Energy Center LLC;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code;

WHEREAS, it is intended that the acquisition of the Acquired Assets would be accomplished through the sale, transfer and assignment of the Acquired Assets by Seller to Buyer;

WHEREAS, Buyer also desires to assume, and Seller desires to assign and transfer to Buyer, the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1.       Transfer of Acquired Assets.  At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in, to and under the Acquired Assets free and clear of all Liens, claims and other interests (except for Permitted Liens and Assumed Liabilities) pursuant to sections 105, 363 and 365 of the Bankruptcy Code. “Acquired Assets” shall mean solely the following property, but shall exclude the Excluded Assets:

(a) the real property owned by Seller and listed on Schedule 1.1(a) of the disclosure schedules accompanying this Agreement (the “Disclosure Schedules”), together with any Improvements owned by Seller erected thereon (the “Owned Real Property”);

(b) all of Seller’s rights under the leases of real property (the “Real Estate Leases”) listed on Schedule 1.1(b) of the Disclosure Schedules (the real property leased by Seller pursuant to the Real Estate Leases, the “Leased Real Property”);

(c) all of Seller’s rights under the easements, rights of way, real property licenses, and other real property entitlements listed on Schedule 1.1(c) of the Disclosure Schedules (the “Entitled Real Property” and, together with the Owned Real Property and the Leased Real Property, the “Real Property”);

(d) all of (i) Seller’s owned equipment, spare parts, machinery, furniture, fixtures, and other personal property used exclusively in the Power Plant, located on the Real Property or listed on Schedule 1.1(d) (the “Equipment”); and (ii) any rights of Seller, to the extent transferable, to the warranties and licenses received from manufacturers and sellers of the Equipment (if any);

(e) all of Seller’s rights under outstanding purchase orders or other similar Contracts used exclusively in connection with the Power Plant entered into by Seller with any supplier that are listed on Schedule 1.1(e) of the Disclosure Schedules (“Supplier Contracts”);

(f) all of Seller’s rights under the Contracts (including rights to transmission credits, if any), and Contracts with respect to the development of the Power Plant that are listed on Schedule 1.1(f) of the Disclosure Schedules (the “Other Contracts” and, together with the Real Estate Leases, and the Supplier Contracts, the “Assigned Contracts”);

(g) all (i) inventories of chemicals and gases, supplies, materials and spares located at or in transit to the Real Property and owned by Seller on the Closing Date that are used exclusively for the Power Plant or as listed on Schedule 1.1(g) (the “Inventory”) and (ii) any rights of Seller, to the extent transferable, to the warranties received from suppliers with respect to such Inventory;

(h) any computer software or systems located at the Owned Real Property and owned exclusively by Seller and licenses held exclusively by Seller including, but not limited to, Seller’s Target Solutions inventory control software, solely to the extent transferable, in each case that pertain solely to the Power Plant;

(i) to the extent transferable under applicable Law, all rights of Seller under the permits, authorizations, approvals, registrations, and licenses relating exclusively to the Power Plant issued by any Government (and pending applications for the foregoing) listed on Schedule 1.1(i) of the Disclosure Schedules (“Permits”);

(j) copies, including copies in electronic form, of all Business Records, including engineering plans and contracts for the development of the Power Plant;  documents, blueprints, as built plans, specifications, quality assurance records, inventory records, purchasing reports, and equipment repair, maintenance and service records of Seller relating to the design, construction, licensing or operation of the Power Plant, operating safety and maintenance manuals, inspection reports and environmental assessments.

(k) rights to and goodwill represented by the name Fremont Energy Center; provided, that nothing in this Section 1.1(k) will give Buyer any rights to any name that includes a Calpine Mark;

(l) all assets to be acquired by Buyer pursuant to this Agreement.

(m)  the Power Plant, and

(n)  if any, Seller’s rights to any Emissions Allowances relating to the Power Plant.

1.2.                 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Acquired Assets are the only properties and assets transferred to Buyer under this Agreement.  Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title or interest of any Person other than Seller in any property or asset, and (ii) the properties and assets of Seller listed or described in this Section 1.2 (all properties and assets not being acquired by Buyer are herein referred to as the “Excluded Assets”):

(a) all of Seller’s cash and cash equivalents, marketable securities, prepaid expenses, advance payments, surety accounts, deposits and other similar prepaid items (including for the purchase of natural gas);

(b) all of Seller’s accounts and notes receivable as of 11:59 p.m. (local time) on the Closing Date, if any (the “Accounts Receivable“);

(c) assets, property and other rights held or owned by Calpine and its Affiliates that is (i) not located on the Real Property and (ii) is not used exclusively by Seller in the development or operation of the Power Plant;

(d) forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Power Plant) prepared by or used by Seller or its Affiliates to the extent not relating exclusively to the Power Plant;

(e) all of Seller’s rights under Contracts that are not Assigned Contracts;

(f) all rights to Claims, refunds or adjustments, and all other refunds or adjustments with respect to Excluded Assets relating to any proceeding before any Government relating to the period prior to the Closing and all rights to insurance proceeds or other insurance recoveries (i) that relate to, or are reimbursement for, Seller’s or Seller’s Affiliate’s expenditures made prior to the Closing Date or (ii) to the extent relating to Excluded Assets or Excluded Liabilities;

(g) any asset of Seller that would constitute an Acquired Asset (if owned by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either (i) at the direction of the Bankruptcy Court or (ii) as otherwise permitted by the terms of this Agreement;

(h) all losses, loss carry forwards and rights to receive refunds, credits and loss carry forwards with respect to any and all Taxes of Seller incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;

(i) any and all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, “Claims”), of Seller or any Affiliate of Seller arising out of or relating to events prior to the Closing Date (except to the extent relating to the Assumed Liabilities), including but not limited to Claims arising out of or relating in any way to the Chapter 11 Case or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Case;

(j) all shares of capital stock or other equity interests of Seller and all Affiliates of Seller;

(k) all rights of Seller arising under this Agreement and under any other agreement between Seller and Buyer entered into in connection with this Agreement;

(l) all rights to or goodwill represented by or pertaining to all names, marks, trade names, trademarks and service marks incorporating the name Calpine or any other name set forth on Schedule 1.2(l) (the “Calpine Marks”) and any brand names or derivatives thereof no matter how used, whether as a corporate name, domain name or otherwise and including the corporate design logo associated with any Calpine Mark or variant of any Calpine Mark other than Fremont Energy Center;

(m)  all rights under any Contract, except an Assigned Contract, that has been guaranteed by Seller or an Affiliate of Seller or to which Seller is a party;

(n) all rights under any Contract, except an Assigned Contract, that is, at the time of Closing, secured by any collateral owned by Seller’s Affiliates, Excluded Assets, or letters of credit;

(o) all Retained Books and Records;

(p) all of Seller’s rights to recovery of collateral given to obtain letters of credit and rights to recover amounts drawn or paid on letters of credit;

(q) all amounts due to Seller from any Affiliate of Seller and all rights and Claims of Seller against any Affiliate of Seller; and

(r) any assets set forth on Schedule 1.2(r) of the Disclosure Schedules.

1.3.             Assumption of Liabilities.  At the Closing, Buyer shall assume, and Buyer shall hereafter pay, perform and discharge when due, the liabilities and obligations of Seller related to the Power Plant as listed below (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller under the Assigned Contracts arising after the Closing Date and the cure costs for such Assigned Contracts as set forth on Schedule 7.4;

(b) all liabilities and obligations of Seller under the Permits arising after the Closing Date;

(c) to the extent provided in Article 10, all liabilities and obligations of Seller for Transaction Taxes payable in connection with the transactions contemplated by this Agreement;

(d) to the extent provided in Article 10, all liabilities and obligations for real estate Taxes and assessments with respect to the Acquired Assets that are not yet due and payable and all liabilities and obligations for any Taxes relating to the Acquired Assets for periods after the Closing Date;

(e) all liabilities and obligations of Seller, any of its Affiliates or any of their respective Related Persons arising under or relating to any environmental, health or safety matter (including any liability or obligation arising under any Environmental Law) relating to the Power Plant and the Acquired Assets arising after the Closing Date; and

(f) all liabilities and obligations relating to or arising from the completion of construction or the ownership of the Power Plant and the Acquired Assets after the Closing Date.

1.4.                Excluded Liabilities shall retain the following liabilities (the “Excluded Liabilities”) (i) all liabilities and obligations with respect to accounts payable (other than those under the Assigned Contracts) arising in connection with the Acquired Assets and in existence at 11:59 p.m. (local time) on the Closing Date (the “Accounts Payable”), (ii) liabilities directly and solely arising in connection with Excluded Assets, (iii) liabilities related to employees and former employees (except as provided in Section 7.7), (iv) liabilities which are not Assumed Liabilities, and (v) those listed on Schedule 1.4 of the Disclosure Schedules.

1.5.            Non-Assignment of Assigned Contracts.  Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Buyer, as the assignee of such Assigned Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment.  If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement, including Buyer’s provision of credit support, designed to provide for Buyer the benefits and obligations of or under any such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 1.5 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Buyer’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing.  Any assignment to Buyer of any Assigned Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.  Any contract that would be an Assigned Contract but is not assigned in accordance with the terms of this Section 1.5 shall not be considered an “Assigned Contract” for purposes hereof unless and until such contract is assigned to Buyer following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

ARTICLE 2
CONSIDERATION

2.1.       Consideration.  The aggregate consideration for the sale and transfer of the Acquired Assets shall be (a) $253,600,000 in cash (the “Purchase Price”), which price is payable and deliverable at the Closing in accordance with Section 3.3 and (b) the assumption by Buyer of the Assumed Liabilities.

2.2.       Deposits.  Buyer and Seller have executed and delivered the Purchase Notice, and Buyer has deposited with the Escrow Agent $12,400,000 (the “Deposit”).  The Deposit shall be held and disbursed pursuant to the terms of the Master Escrow Agreement, the Purchase Notice, and this Agreement.

2.3.       Guaranty.  On the date hereof, the Guarantor has executed and delivered to Seller the Guaranty substantially in the form of Exhibit A hereto.

ARTICLE 3
CLOSING AND DELIVERIES

3.1.       Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York at 10:00 a.m. EST on the third Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 11 hereof, or on such other date or at such other place and time as may be agreed to by the parties hereto (the “Closing Date”).  The Closing will be deemed to be effective at 11:59 p.m. (local time) on the Closing Date.

3.2.       Seller’s Deliveries

(a) The sale, transfer, assignment and delivery by Seller of the Acquired Assets to Buyer, as herein provided, shall be effected on the Closing Date.  At the Closing, Seller shall deliver to Buyer the following documents which shall be consistent with the terms of this Agreement:

(i) a bill of sale with respect to the Acquired Assets (other than the Assigned Contracts, Permits, Real Property and assets set forth in Sections 1.1(d)(ii) and 1.1(g)(ii)), duly executed by Seller and in the form of Exhibit B-1 hereto

(ii) an assignment and assumption agreement with respect to the Assigned Contracts and Assumed Liabilities, duly executed by Seller and in the form of Exhibit B-2 hereto;

(iii) the Business Records (it being understood that any Business Records located at the Power Plant need not be physically delivered, but shall be deemed delivered at the Closing), provided that, for any Business Records not located at the Power Plant, Seller shall be entitled to deliver such Business Records to Buyer promptly after the Closing Date;

(iv) the deeds with respect to the Owned Real Property, duly executed by Seller and in the form of Exhibit B-3 hereto;

(v) an assignment and conveyance agreement with regard to the Real Estate Leases, duly executed by Seller and in the form of Exhibit B-4 hereto;

(vi) a secretary’s certificate certifying as to the resolutions of the board of directors of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement and in the form of Exhibit B-5 hereto;

(vii) an affidavit of non-foreign status that complies with section 1445 of the Code, duly executed by Seller and in the form of Exhibit B-6 hereto.

(b) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Seller’s obligation to convey to Buyer all rights of Seller under the Permits listed on Schedule 1.1(i) shall consist of providing: (i) if required by Law, notices of intent to transfer the Permit to Buyer in accordance with the Government regulations governing such Permit transfer, (ii) information as required by the Government regulations governing such Permit transfer and (iii) assistance to Buyer in obtaining the transfer of such Permits in accordance with Section 6.7.

3.3.       Buyer’s Deliveries.  On the Closing Date, in payment for the Acquired Assets:

(a) the Escrow Agent shall pay to Seller the Deposit in accordance with the terms of the Master Escrow Agreement and the Purchase Notice, by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer (the “Seller’s Account”);

(b) Buyer shall pay to Seller the Purchase Price, reduced by the amount of the Deposit paid pursuant to Section 3.3(a), by wire transfer of immediately available funds to Seller’s Account;

(c) Buyer shall execute and deliver to Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities substantially in the form of the Assumption Agreement attached as Exhibit B-2 hereto; and

(d) Buyer shall execute and deliver to Seller an assignment and conveyance agreement with regard to the Real Estate Leases, in the form of Exhibit B-4 hereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

With respect to the Acquired Assets and the Power Plant, Seller hereby represents and warrants to Buyer as follows, except in all cases as disclosed in the Disclosure Schedules, as the same may be amended or modified in accordance with Section 13.3 hereof:

4.1.       Corporate Organization.  Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization.  Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite power and authority to own its properties and assets and to conduct its business as now conducted and to perform all of its obligations under this Agreement.

4.2.       Authorization and Validity.  Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Consents set forth on Schedule 4.4 of the Disclosure Schedules, Seller has all requisite power and authority to enter into this Agreement and the Purchase Notice to which it is or will be a party and, to carry out its obligations hereunder and thereunder.  Subject to the entry of the Sale Order, the execution and delivery of this Agreement and the Purchase Notice and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action by the board of directors of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance.  This Agreement and the Purchase Notice have been duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitutes its valid and binding obligation, enforceable against it in accordance with the terms herein and therein.

4.3.       No Conflict or Violation.  Subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedules and (b) the Bankruptcy Court’s entry of the Sale Order, the execution, delivery and performance by Seller of this Agreement do not and will not (i) violate or conflict with any provision of the bylaws or certificate of incorporation (or equivalent organizational documents) (collectively, the “Organizational Documents”) of Seller, (ii) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract, which violation, conflict, breach or default in any such case would reasonably be expected to have a Material Adverse Effect.

4.4.       Governmental Consents and Approvals.  Schedule 4.4 of the Disclosure Schedules sets forth a true and complete list of each Consent and each declaration to or filing or registration with any Government that is required in connection with the execution and delivery of this Agreement and the Purchase Notice by Seller or the performance by Seller of its obligations hereunder or thereunder, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

4.5.       Compliance with Law.  Except as set forth on Schedule 4.5 of the Disclosure Schedules and as may result from the Chapter 11 Case, since December 31, 2002, Seller has not received written notice of any violation of any Law (other than with respect to Environmental Law, as to which the only representations and warranties made by Seller are those contained in Section 4.9) with respect to the Power Plant, nor is Seller in default with respect to any Order, applicable to any of the Acquired Assets, other than violations and defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation.  As of the date of this Agreement and except as set forth on Schedules 4.6 or 4.9 of the Disclosure Schedules, there are no Claims, suits or proceedings pending or, to the Knowledge of Seller, threatened in writing, before any Government brought by or against Seller that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

                 4.7.       Material Contracts

   (a)  Schedule 4.7 of the Disclosure Schedules sets forth a complete and correct list of each of the Assigned Contracts that:\

(i) creates a right to lease, use or occupy real estate that is material to the Power Plant or the Acquired Assets; or

(ii) the consequences of a default under or termination of such Assigned Contract would reasonably be expected to have a Material Adverse Effect (collectively, the “Material Contracts”).

                                                      (b) Other than as set forth on Schedule 4.7 of the Disclosure Schedules, neither Seller nor, to Seller’s Knowledge, any other party to any of the Material Contracts has commenced any action against any of the parties to such Material Contracts or given or received any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts).  To Seller’s Knowledge, each of the Material Contracts is, or will be at the Closing, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.7 of the Disclosure Schedules.

4.8.       Permits.  Schedule 4.8(a) of the Disclosure Schedules sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by Seller in connection with the Power Plant or the Acquired Assets.  As of the date of this Agreement, except as set forth on Schedule 4.8(b) and as would not reasonably be expected to have a Material Adverse Effect, each such Permit is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect.

4.9.       Environmental Matters.  To Seller’s Knowledge, except as set forth on Schedule 4.9 of the Disclosure Schedules:

(a) Seller is in compliance with applicable Environmental Laws applicable to the Power Plant, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2002, Seller has not received a written complaint, Order, directive, Claim, request for information, citation or notice of violation from any Government or any other Person relating to any actual or alleged noncompliance with or liability under any Environmental Law with respect to any release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property, except where such matter would not reasonably be expected to have a Material Adverse Effect.

(c) The representations and warranties contained in this Section 4.9 are the only representations and warranties made by Seller with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

4.10.                             Owned Real Property.  Schedule 1.1(a) of the Disclosure Schedules sets forth a complete and correct list of all material real property owned in whole or in part (and states the ownership percentage of all partially owned real property) by Seller and used in connection with the operation of the Power Plant.  Seller has made available to Buyer, to the extent within Seller’s possession or control, a copy of all certificates of occupancy for the Owned Real Property and a copy of any variance granted with respect to the Owned Real Property pursuant to applicable zoning laws or ordinances, all of which documents are true and complete copies thereof.  Seller has made available to Buyer all material existing surveys or topographical maps for the Owned Real Property, title policies, engineering reports and Environmental Reports in Seller’s possession or control.

4.11.                             Employee Benefits.  Set forth on Schedule 4.11 of the Disclosure Schedules is a list of all Employee Benefit Plans which Seller maintains or to which Seller contributes for the Employee.

4.12.                     Insurance.  All material policies of property, damage, fire, liability, workers’ compensation and other forms of insurance owned or held by Seller and insuring the Acquired Assets are in full force and effect, all premiums with respect thereto covering the periods up to the date as of which this representation is being made have been paid, and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which has not replaced on substantially similar terms prior to the date of such cancellation.

4.13.                             Utilities.  Seller has no Knowledge of and has not received any notice of the curtailment of any utility service supplied to the Real Property.  Except as set forth on Schedule 4.13, to Seller’s Knowledge, all water and all electrical, telecommunication, sanitary and storm sewer and drainage lines, systems and hook ups located upon, under, at or adjacent to the Real Property necessary for the operation of the facilities as currently contemplated and for construction of the Power Plant are installed and connected under valid permits.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, except in all cases as disclosed in the Disclosure Schedules.

5.1.       Corporate Organization.  Buyer is an Ohio corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

5.2.            Authorization and Validity.  Buyer has all requisite power and authority to enter into this Agreement and to execute and deliver the Purchase Notice and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Purchase Notice and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary action by the board of directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the Purchase Notice have been duly executed by Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with the terms herein and therein, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3.       No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and the execution and delivery of the Purchase Notice does not and will not violate or conflict with any provision of the Organizational Documents of Buyer and does not and will not violate any provision of Law, or any Order applicable to Buyer, nor will it result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

5.4.       Consents, Approvals and Notifications.  The execution, delivery and performance of this Agreement and the Purchase Notice by Buyer does not require the Consent of, or filing with or notification of, any Government or any other Person except:  (a) for the Regulatory Approvals listed on Schedule 11.1(b) of the Disclosure Schedules; (b) for entry of the Sale Order by the Bankruptcy Court; or (c) for such Consents and filings, the failure to obtain or make would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5.       Availability of Funds.  Buyer (a) has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement.

5.6.            Adequate Assurances Regarding Assigned Contracts.  Buyer is and will be capable of satisfying the conditions contained in sections 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7.                                Licenses, Permits, etc.  Buyer has, or will have as of the Closing Date, all licenses, permits, franchises and authority, whether from a Government or otherwise, including Regulatory Approvals, and has provided any requisite notice to customers necessary to purchase the Acquired Assets and to assume the Assumed Liabilities.

5.8.                                Investigation by Buyer.  Buyer has conducted its own independent review and analysis of (i) the Acquired Assets and the Power Plant (including the business, operations, technology, financial condition and prospects related to the operation of the Acquired Assets and the Power Plant), (ii) the Assumed Liabilities and (iii) the value of such Acquired Assets. Buyer acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Acquired Assets for this purpose.  Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Chapter 11 Case.  Buyer acknowledges that the price being paid under this Agreement for the Acquired Assets is the fair value for acquiring the Acquired Assets under the circumstances and that such value, rather than replacement cost, is the appropriate measure of damages if and to the extent Buyer may have had any recourse for any failure to deliver the Acquired Assets in accordance with the terms of this Agreement.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that (a) neither Seller nor any of its Related Persons or Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Related Persons or Affiliates, except as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement), and (b) to the fullest extent permitted by Law, neither Seller nor any of its Related Persons or Affiliates shall have any liability or responsibility whatsoever to Buyer or its Related Persons or Affiliates on any basis (including in contract or tort, under securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or Related Persons or Affiliates (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, as and only to the extent expressly set forth in Article 4 (which are subject to the limitations and restrictions contained in this Agreement).  Buyer has no knowledge of any condition, event or circumstance that constitutes a breach of any representation, warranty or covenant of Seller in this Agreement.

ARTICLE 6
COVENANTS OF SELLER

Seller hereby covenants to Buyer as follows:

6.1.       Actions Before Closing.  Seller shall use commercially reasonable efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Seller under this Agreement.

6.2.       Maintenance of Assets Before the Closing Date

                      (a) Without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, Seller shall not, except as required or expressly permitted pursuant to the terms hereof or of any Ancillary Agreement, (i) make any material change in the Acquired Assets, taken as a whole, or (ii) enter into any material transaction other than in the Ordinary Course of Business consistent with past practices.  Without limitation of the foregoing, except as may be required by the Bankruptcy Court, from the date hereof until the Closing, Seller shall use commercially reasonable efforts to maintain the Acquired Assets in substantially the same manner as conducted by Seller in the Ordinary Course of Business, taking into account business exigencies arising as a result of Seller’s financial condition and status as a filer under Chapter 11 of the Bankruptcy Code.

                                      (b) Without limiting the generality of Section 6.2(a), prior to the Closing Seller shall not, and shall not permit its Affiliates to, without the prior written consent of Buyer: (i) sell, lease or transfer any of the Acquired Assets or parts thereof, (ii) amend, modify, terminate or change in any material respects any Assigned Contract, (iii) fail to maintain in full force and effect insurance policies covering the Acquired Assets, in form and amount consistent with past practice or (iv) grant a consensual Lien (other than a Permitted Lien) on the Acquired Assets.

                              (c) In the event Seller is directed by the Bankruptcy Court to convey or dispose of an asset that would be an Acquired Asset, Calpine shall either provide the proceeds of such asset conveyance to Buyer or reduce the Purchase Price by the fair market value of such asset.

6.3.       Sale Order.  Seller shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of an Order in the form of Exhibit D hereto (the “Sale Order”).

6.4.       Consents and Approvals.  Seller shall use commercially reasonable efforts to obtain all necessary material consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by them of this Agreement.

6.5.       Access to Properties and Records; Confidentiality.  Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 12) to all books and records of Seller relating to the Acquired Assets and the Power Plant if (w) permitted under Law (x) such books and records are not subject to confidentiality agreements, (y) disclosing such books and records would not adversely affect any attorney client, work product or similar privilege and (z) such books and records do not relate to any confidential proprietary models or other information of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections or other economic or other predictive models.  Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, during normal business hours, to all Acquired Assets throughout the period prior to the Closing Date.  The rights of access contained in this Section 6.5 are granted subject to, and on, the following terms and conditions:  (A) any such investigation shall not include physical testing or samplings; (B) during the period from the date hereof to the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Seller or their agents or representatives (whether pursuant to this Section 6.5 or otherwise) shall be governed by and subject to the Confidentiality Agreement, dated as of May 24, 2007, by and among Buyer and  Seller (the “Confidentiality Agreement”); (C) such rights of access shall not affect or modify the conditions set forth in Article 11 in any way; and (D) all such rights of access shall be at Buyer’s sole cost, expense and risk; and Buyer shall indemnify Seller for any damages, suits, claims, proceedings, fines, judgments, costs or expenses (including attorneys’ fees and incidental, consequential or punitive damages (collectively, “Losses”)) that Seller or any third party may suffer as a result of Buyer’s exercise of its rights under this Section 6.5; and (E) Buyer shall comply with and adhere to all of Seller’s safety policies and procedures.

6.6.                        Rejection of Assigned Contracts.  Seller shall not reject any Assigned Contracts pursuant to the Chapter 11 Case without the prior written consent of Buyer.

6.7.       Further Assurances.  Upon the request and at the sole expense of Buyer at any time before or after the Closing Date, Seller shall execute and deliver such documents and take such actions as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement including, maintaining Permits.  Upon the request and at the sole expense of Buyer, Seller shall reasonably cooperate with Buyer’s attempt to obtain a bridge agreement that would enable Buyer to utilize software on any computers which make up part of the Acquired Assets, provided that, Seller shall have no obligation to (i) expend any funds or (ii) provide such software or an equivalent or replacement thereof should Buyer fail to obtain the rights to use any software.  Seller shall notify Buyer as to any software being removed from computers which make up part of the Acquired Assets, allow Buyer to have personnel present during such removal, and coordinate such removal with Buyer to ensure preservation of all data on any such computers.

6.8.       Notices.  Seller shall provide Buyer with prompt written notice of Seller’s Knowledge of (i) any breach of any representation or warranty by Buyer or (ii) any other material failure by Buyer to comply with the obligations of this Agreement.

6.9.       Casualty Loss.  Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing, and (ii) in the case of fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefrom to Buyer at Closing.  If Seller chooses to assign the insurance proceeds to Buyer, Seller agrees that the Purchase Price shall be reduced by the amount of the deductible for the insurance policy paying proceeds to Seller for such loss.  Notwithstanding the foregoing, the provisions of this Section 6.9 shall not in any way modify Buyer’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

ARTICLE 7
COVENANTS OF BUYER

Buyer hereby covenants to Seller as follows:

7.1.       Actions Before Closing Date.  Buyer shall use commercially reasonable efforts to perform and satisfy all conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement.

7.2.       Consents, Approvals and Notifications.  Buyer shall use commercially reasonable efforts to obtain all consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer and provide notifications to all Persons required to be notified by Buyer to effect the transactions contemplated by this Agreement.  Buyer shall promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court.

7.3.       Adequate Assurances Regarding Assigned Contracts.  With respect to each Assigned Contract, to the extent requested by the Bankruptcy Court, Seller or the counterparty to such Assigned Contract, Buyer shall provide the Bankruptcy Court, Seller or such counterparty, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer.

7.4.       Cure of Defaults.  Buyer shall, on or prior to the Closing, cure any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code and set forth on Schedule 7.4, so that such Assigned Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code.  To the extent the cure costs for the Assigned Contracts exceed the amounts set forth on Schedule 7.4 as of the date of this Agreement, the Seller will be solely responsible for the payment of such additional amounts.

7.5.       Availability of Business Records.  After the Closing Date, Buyer shall provide to Seller and Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six (6) years after the Closing Date or (b) the required retention period for all government contact information, records or documents.  Such access shall include access to any information in electronic form to the extent reasonably available.  Buyer acknowledges that Seller has the right to retain originals or copies of Business Records for periods prior to the Closing.  Prior to destroying any Business Records for periods prior to the Closing, Buyer shall notify Seller thirty (30) days in advance of any such proposed destruction of its intent to destroy such Business Records, and Buyer will permit Seller to retain such Business Records.  With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller’s personnel most knowledgeable about the matter in question.  If after the Closing Buyer (or any Affiliate or creditor of Buyer) shall receive any payment or revenue that belongs to Seller pursuant to this Agreement, Buyer shall promptly remit or caused to be remitted the same to Seller, without set-off or deduction of any kind or nature.

7.6.       Calpine Marks.  The Calpine Marks may appear on some of the Acquired Assets, including on signage.  Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Calpine Marks.  Buyer will promptly after the Closing Date use its commercially reasonable efforts to remove the Calpine Marks from, or cover or conceal the Calpine Marks on, the Acquired Assets other than Business Records, or otherwise refrain from the use and display of the Acquired Assets other than Business Records on which the Calpine Marks are affixed.  On or after the Closing, the Business Records shall not be held out as Business Records of Seller.

7.7.                                Employee and Benefits Matters

(a) Intent to Employ.  Buyer shall have the right at least five (5) Business Days after the entry of the Sales Order on the Bankruptcy Court’s docket to interview the Employee, and shall then notify Seller at least thirty (30) days prior to the Closing Date (or such shorter period as available) whether Buyer intends to cause Employee to be employed by it or its Affiliate.  If Buyer elects to so employ Employee (hereinafter referred to as the “Accepting Employee“), such employment offer shall be at the same or substantially similar position.  The employment offer will be timed with the intention of making the Accepting Employee’s first day of employment effective as of the Closing Date.  However, employment will be contingent upon the Accepting Employee’s passing of a pre-employment physical, drug test, drivers license and background check and Employee’s executing of such agreements dealing with confidentiality, conflicts of interest and other matters as Buyer shall require.  Nothing herein shall prevent Seller or its Affiliates from offering employment to Employee if Buyer elects not to employ Employee pursuant to the foregoing.

(b) Employment Offer.  Such offer of employment shall be at the same base salary applicable to the Accepting Employee as of October 12, 2007 and Buyer shall not reduce such base salary during the 12-month period following the Closing so long as Employee is employed during such period.  Buyer also agrees, or shall cause its applicable Affiliate, to provide the Accepting Employee and his covered dependents with welfare and retirement benefits that are the same as those for the employees of Buyer or its Affiliate.  Accepting Employee’s employment with Buyer or its Affiliate, as the case may be, will be “at-will” and nothing contained in this Agreement or any other communication shall constitute a contract of employment and Employee shall not be a third party beneficiary of this Agreement.

(c) Benefit Plans.  Accepting Employee will be enrolled in Buyer’s, or its applicable Affiliate’s, benefit and retirement plan(s) on the first day of employment.  Benefits will be effective on the date specified in the official plan documents.  To the extent permitted under HIPAA law and Buyer’s, or its applicable Affiliate’s, welfare benefit plans, Buyer shall , or cause its Affiliate, to waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plans maintained for the Accepting Employee after the Closing Date.

(d) Welfare Benefit Claims.  Claims of the Accepting Employee and his eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, Worker’s Compensation, and/or other welfare benefits (“Welfare Benefits“) that are incurred before the Closing Date shall be the sole responsibility of Seller and Seller’s welfare benefit plans.  Seller shall provide any COBRA or other notices required under Seller’s welfare benefit and retirement plans.

7.8.       Notices.  Buyer shall provide Seller with prompt written notice of Buyer’s knowledge of (i) any breach of any representation or warranty by Seller or (ii) any other material failure by Seller to comply with the obligations of this Agreement.

ARTICLE 8
BANKRUPTCY PROCEDURES

8.1.       Bankruptcy Actions.  Seller shall use its reasonable best efforts to obtain the entry of the Sale Order on the Bankruptcy Court’s docket.  Buyer covenants and agrees that it shall reasonably cooperate with Seller in connection with furnishing information or documents to Seller to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.

8.2.       Consultation with Buyer.  To the extent practicable, Seller shall provide Buyer, at least three (3) days in advance of filing with the Bankruptcy Court, a draft of any motions, orders or other pleadings that Seller proposes to file with the Bankruptcy Court in connection with this Agreement.  To the extent practicable, Seller shall reasonably cooperate with Buyer, and consider in good faith the views of Buyer, with respect to all such filings.

ARTICLE 9
REGULATORY MATTERS

Buyer hereby covenants to Seller, and Seller hereby covenants to Buyer, as follows:

9.1.       Regulatory Filings.  Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement.

9.2.                Cooperation; Confidentiality Agreement.  In connection with the efforts referenced in Section 9.1 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, any Antitrust Law, or any state law, each of the parties shall use reasonable best efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Government and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Government, including in connection with any proceeding by a private party.  The foregoing obligations in this Section 9.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing.  The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals.  “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

9.3.       Objections or Other Challenges.  If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Government or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if the filing pursuant to Section 9.1 is reasonably likely to be rejected or conditioned by federal or a state Government, each of the parties shall use reasonable best efforts to resolve such objections or challenge as such Government or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Buyer shall promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Government with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law and applicable state Law, regarding the legality of Buyer’s acquisition of the Acquired Assets or the Assumed Liabilities:  (a) entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to Orders, or, pursuant to any such agreement or Order or otherwise, selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Acquired Assets), or operations (including, after the Closing, the Acquired Assets or any portion thereof), of Buyer or any of its Affiliates; (b) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law, applicable federal or state Law, by any Government or any other Person of any permanent, temporary or preliminary injunction or other Order that would make consummation of the acquisition of all or a portion of the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; (c) taking promptly and diligently pursuing, in the event that an injunction or Order has been issued as referred to in Section 9.3(b), any and all steps, including the appeal thereof, the posting of a bond and/or the steps contemplated by Section 9.3(b), necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation as promptly as possible and (d) promptly take and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law, including any Antitrust Law, that may be asserted by any Government or any other Person to the consummation of the acquisition of the Acquired Assets or the Assumed Liabilities by Buyer in accordance with the terms of this Agreement.

9.4.       Permit Transfers.  Prior to and following the Closing, Seller shall provide commercially reasonable assistance to Buyer to assist Buyer in (i) obtaining or (ii) the transfer of Permits from Seller to Buyer.  Any and all fees required by any Government or any Person to obtain or for the transfer of a Permit shall be the sole responsibility of Buyer.

ARTICLE 10
TAXES

10.1.                             Taxes Related to Purchase of Assets.  All state and local sales, use, gross-receipts, transfer, gains, excise, value-added or other similar Taxes in connection with the transfer of the Acquired Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets and are not exempt under section 1146(a) of the Bankruptcy code (collectively, “Transaction Taxes”), shall be paid by Buyer on or prior to their due date.

10.2.                             Proration of Real and Personal Property Taxes.  All real and personal property taxes and assessments on the Acquired Assets for any taxable period commencing prior to the day immediately preceding the Closing Date (the “Adjustment Date”) and ending after the Adjustment Date (a “Straddle Period”) shall be prorated between Buyer and Seller as of the close of business on the Adjustment Date based on the best information then available, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending prior to the Adjustment Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning on or after the Adjustment Date.  Information available after the Adjustment Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Seller as set forth in the next sentence.  All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending prior to the Adjustment Date shall be allocated to Seller based upon the number of days in the Straddle Period prior to the Adjustment Date and items related to the portion of a Straddle Period beginning on or after the Adjustment Date shall be allocated to Buyer based upon the number of days in the Straddle Period from and after the Adjustment Date; provided, however, that the parties shall allocate any real property Tax in accordance with Section 164(d) of the Code.  The amount of all such prorations that must be paid in order to convey the Acquired Assets to Buyer free and clear of all Liens other than Permitted Liens shall be calculated and paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

10.3.             Cooperation on Tax Matters.  Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

10.4.             Retention of Tax Records.  After the Closing Date and until the expiration of all statutes of limitation applicable to Seller’s liabilities for Taxes, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets before the Closing Date, and Buyer shall give Seller notice and a reasonable opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them during such period.  In addition, from and after the Closing Date, Buyer shall provide to Seller and their Related Persons (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Acquired Assets as Seller may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Seller.  Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets.

10.5.             Allocation of Purchase Price and Purchase Price Allocation Forms.  The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Acquired Assets and among Seller in accordance with Section 1060 of the Code.  Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer’s determination of the allocation (the “Allocation Schedule”) within 60 days after the date hereof, which Allocation Schedule shall be subject to the reasonable approval of Seller.  The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local tax Law) or any successor provision.  The parties agree that they will report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law.  Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation.  Notwithstanding any other provision of this Agreement, this Section 10.5 shall survive any termination or expiration of this Agreement.

10.6.                             Unbilled Transactional Taxes.  If a Tax assessment is levied upon any party by an authorized tax jurisdiction for unbilled transactional Taxes that are the obligation of the other party under this Agreement, then the non-assessed party shall reimburse the assessed party for those taxes including any interest and penalty.

ARTICLE 11
CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

11.1.                             Conditions Precedent to Performance by Seller and Buyer.  The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition contained in Section 11.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a) Sale Order.  The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(b) Regulatory Approvals.  The Regulatory Approvals on Schedule 11.1(b) of the Disclosure Schedules shall have been obtained and requisite notice has been provided by Buyer to relevant Government authorities.

(c) No Violation of Orders.  No preliminary or permanent injunction or other Order that declares this Agreement, the Master Escrow Agreement, or the Purchase Notice invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

11.2.                             Conditions Precedent to Performance by Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

(a) Representations and Warranties of Buyer.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, at and as of such date), and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.

(b) Performance of the Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.

(c) Cure of Defaults.  Buyer shall, on or prior to the Closing, have cured any and all defaults under the Assigned Contracts that are required to be cured under the Bankruptcy Code and have provided all assurances of future performance required to be provided by Buyer hereunder, so that the Assigned Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code.

(d) Buyer’s Deliveries.  Buyer shall have delivered, and Seller shall have received, all of the items set forth in Section 3.3 of this Agreement.

11.3.                              Conditions Precedent to the Performance by Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Seller.  The representations and warranties made by Seller in Article 4 of this Agreement shall be true and correct as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.

(b) Performance of the Obligations of Seller.  Seller shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, except for such failures to perform that do not constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Seller to that effect.

(c) Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

(d) Bankruptcy Matters.  The Sale Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(e) Seller’s Deliveries.  Seller shall have delivered, and Buyer shall have received, all of the items set forth in Section 3.2 of this Agreement other than those Business Records to be delivered after the Closing.

ARTICLE 12
TERMINATION AND EFFECT OF TERMINATION

12.1.                              Right of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 12.  In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

12.2.                             Termination Without Default

(a) This Agreement may be terminated at any time before Closing:

 (i) by mutual written consent of Seller and Buyer;

     (ii) by Buyer, if a Sale Order has not been entered within 90 days after the entry of the Bidding Procedures Order;

                    (iii) by Buyer, on any date that is more than 365 days after the date hereof (the “Termination Date”), if any condition contained in Section 11.1 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 12.2(a)(iii) if Buyer’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing has not occurred on or before said date;

                    (iv)  by Seller, on any date that is after the Termination Date, if any condition contained in Section 11.1 has not been satisfied or waived as of such time; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 12.2(a)(iv) if Seller’s failure to fulfill any of their obligations under this Agreement is the reason that the Closing has not occurred on or before said date; or

                    (v)  by either Buyer or Seller, immediately upon an Order becoming final and non-appealable that declares this Agreement or the Purchase Notice invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 12.2(a)(v) if such party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order.

(b) If this Agreement is terminated pursuant to Section 12.2(a), (i) the Deposit, together with any interest accrued thereon less fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 12, Article 13 and Article 14, which shall survive termination) and (iii) none of Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

12.3.       Effect of Failure of Seller’s Conditions to Closing

                         (a) Seller may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 11.2(a), Section 11.2(b) or Section 11.2(c) has not been satisfied or waived by Seller as of such time; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 12.3 if Seller’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before such date.

(b) If this Agreement is terminated pursuant to this Section 12.3, Buyer acknowledges that a monetary remedy may be inadequate or impracticable and that Seller may have been caused irreparable harm and, if Seller so determines, Seller shall have the right, subject to the waiver by Seller or satisfaction of the conditions contained in Section 11.1, to obtain an Order requiring Buyer to specifically perform all of its obligations under this Agreement.

(c) If Seller determines that a monetary remedy is adequate and practicable, Seller may terminate this Agreement, retain the Deposit, together with any interest accrued thereon and pursue any other remedies available to Seller at Law.

12.4.       Effect of Failure of Buyer’s Conditions to Closing.  Buyer may terminate this Agreement at any time after the Termination Date and before Closing if any condition contained in Section 11.3 has not been satisfied or waived as of such time; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 12.4 if Buyer’s failure to fulfill any of its obligations under this Agreement has been the reason that the Closing has not been consummated on or before said date.  If this Agreement is terminated pursuant to this Section 12.4: (i) the Deposit, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 12, Article 13 and Article 14, which shall survive termination) and (iv) except as provided in this Section 12.4, none of Seller, Buyer or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement.

12.5.       Damages.  In no event shall Seller or its Affiliates have any liability to Buyer or any other Person for any special, consequential or punitive damages, and any such claim, right or cause of action for any damages that are special, consequential or punitive or for specific performance of this Agreement is hereby fully waived, released and forever discharged.

ARTICLE 13
MISCELLANEOUS

13.1.          Successors and Assigns.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

13.2.          Governing Law; Jurisdiction.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code; provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such property is located.  For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.  After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York sitting in Manhattan or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties consents to the non-exclusive jurisdiction of those courts.  Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

13.3.          Disclosure Schedule Supplements.  From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Schedules to this Agreement with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.  The Disclosure Schedules shall be deemed amended by all such supplements and amendments for all purposes, unless within ten (10) days from the receipt of such supplement or amendment Buyer provides notice in good faith that the facts described in such supplement or amendment will have a Material Adverse Effect on the Acquired Assets.  If Buyer provides such notice, the Disclosure Schedules shall be deemed amended by all such supplements and amendments for all purposes, except for purposes of determining whether the conditions set forth in Section 11.3(a) of the Agreement have been satisfied.

13.4.          Warranties Exclusive.  The representations and warranties contained herein are the only representations or warranties given by Seller and all other express or implied warranties are disclaimed.  Without limiting the foregoing, Buyer acknowledges that the Acquired Assets are conveyed “AS IS,’’ “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability, usage or suitability or fitness for a particular purpose are disclaimed.  Without limiting the foregoing, Buyer further acknowledges that no material or information provided by or communications made by Seller or its agents will create any representation or warranty of any kind, whether express or implied, with respect to the Acquired Assets and the title thereto, the operation of the Acquired Assets, or the prospects (financial and otherwise), risks and other incidents of the Power Plant, including without limitation the actual or rated generating capability of the Power Plant or the ability of Buyer to generate or sell electrical energy.

13.5.          Survival of Representations and Warranties

None of the representations or warranties of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 11.3(a) or Section 11.3(b) shall survive the Closing.

13.6.          No Recourse Against Third Parties

Buyer agrees for itself and for all of its officers, directors,  shareholders, Affiliates, attorneys, agents and any other parties making any claim by, through or under the rights of such persons (collectively, the “Buyer Group”) that no member of Buyer Group shall have any rights against any officer, director, shareholder, Affiliate, attorney or agent of Seller (each, individually, a “Non-Recourse Person”) for any Losses that any member of Buyer Group may suffer in connection with this Agreement.  Buyer and all members of Buyer Group hereby waive any rights, recourse or remedy against Seller under any Environmental Laws, including any arising under the Comprehensive Environmental Response, Compensation and Liability Act, any analogous state law, or the common law, with respect to any environmental health or safety matter relating to the Acquired Assets in the Power Plant.  If any member of Buyer Group makes a claim against any person or entity that is not a Non-Recourse Person (a “Third Person”) that in any way gives rise to a claim by such Third Person against any Non-Recourse Person asserting that such Non-Recourse Person is or may be liable to such Third Person with respect to any Losses arising in connection with this Agreement (whether by way of indemnification, contribution, or otherwise on any theory whatever) (a “Claim Over”), such member of Buyer Group shall reduce or credit against any judgment or settlement such member of Buyer Group may obtain against such Third Person the full amount of any judgment or settlement such Third Person may obtain against the Non-Recourse Person on such Claim Over, and shall, as part of any settlement with such Third Person, obtain from such Third Person for the benefit of such Non-Recourse Person a satisfaction in full of such Third Person’s Claim Over against the Non-Recourse Person.

13.7.          Mutual Drafting.  This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

13.8.          Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.  Buyer shall pay the cost of all Transaction Taxes payable upon or in connection with, and all surveys, title insurance policies and title reports obtained in connection with, this Agreement and the transactions contemplated thereby and all filing fees required to be paid in connection with any filings made or notices given pursuant to any Antitrust Law.

13.9.          Broker’s and Finder’s Fees.  Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement in a manner so as to give rise to any claims against the other party for any brokerage commission, finder’s fees or other similar payout except that Seller has retained Miller Buckfire & Co., LLC and will pay Miller Buckfire & Co., LLC such fees as are approved by the Bankruptcy Court.

13.10.            Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

13.11.            Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:  (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attention:  General Counsel
Facsimile:  (713) 353-9131

Copy to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005-5793
Attention:  Mitchell F. Hertz
Facsimile:  (202) 874-5200

and

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, California 90017-5800
Attention:  Bennett L. Spiegel
Facsimile:  (213) 680-8500

If to Buyer:

FirstEnergy Generation Corp.
76 South Main Street
Akron, Ohio  44308
Attention: President
Facsimile: (330) 384-3875

Copy to:
FirstEnergy Corp.
76 South Main Street, Ste 1500
Akron, OH 44308
Attention: Rick C. Giannantonio
Facsimile:  (330) 384-3875

And

Brouse McDowell
1001 Lakeside Avenue
Suite 1600
Cleveland, Ohio  44114
Attn:  Patricia A. Gajda and Marc B. Merklin
Facsímile:  (216) 830-6807

Any party may change its address for the purpose of this Section 13.11 by giving the other party written notice of its new address in the manner set forth above.

13.12.            Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

13.13.                            Schedules.  Seller may, at its option, include in the Disclosure Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Disclosure Schedules shall constitute a disclosure for all purposes of the section for which such disclosure was made and each other section for which such disclosure is readily apparent.

13.140.                          Public Announcements.  No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court.  If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure.  The parties acknowledge that Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

13.15.                            Entire Agreement.  This Agreement, the Master Escrow Agreement, the Purchase Notice and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

13.16.                            Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller or Buyer.  No provision of this Agreement shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

13.17.                            Headings.  The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.18.                            Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular article, section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.

13.19.                            Currency.  Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

13.20.                            Time of Essence.  Time is of the essence of this Agreement.

13.21.                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile (or equivalent electronic transmission, including by email of a .pdf copy thereof), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

ARTICLE 14
DEFINITIONS

14.1.                              Certain Terms Defined.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Assumption Agreement” means the agreement substantially in the form of Exhibit B hereto.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the United States Bankruptcy Court of the Southern District of New York.

“Bidding Procedures Order” means the order of the Bankruptcy Court entered on December 19, 2007 at Docket No. 7254 and attached as Exhibit E hereto.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“Business Records” means all books, files and records to the extent they apply exclusively to the Acquired Assets and the Power Plant, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records but excluding any Retained Books and Records.

“Chapter 11 Case” means, collectively, the cases commenced and to be commenced by Seller under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, mortgage, instruments, guaranties, commitment, undertaking or other similar arrangement, whether express or implied.

“Emission Allowances“ means all authorizations to emit specified units of pollutants or Hazardous Material from the Power Plant, which units are established by any Government authority with jurisdiction over the Power Plant under (a) an air pollutant control and emission reduction program designed to mitigate global warming or interstate or intrastate transport of or the emission of air pollutants, (b) a program designed to mitigate the impairment of surface waters, watersheds or groundwater or (c) any pollution reduction program with a similar purpose, in each case regardless of whether the Government authority establishing such authorizations designates such authorizations by a name other than “Allowance.”

“Employee” means Kevin Florence, the current manager of the Power Plant.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other material employee benefit plan, program or arrangement of any kind maintained, sponsored or contributed to by Seller.

“Environmental Laws” means all currently existing and future federal, state, provincial, municipal, local and foreign statutes, ordinances, rules, Orders, regulations, remediation standards, and other provisions having the force of law for protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, the federal Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., as amended, and related state statutes.

“Environmental Reports” means any environmental sampling or report performed specifically to test compliance with any Environmental Laws, and any and all Phase I or II environmental assessments, in each case which Seller has received from an un-Affiliated third party within the last three (3) years with respect to the Power Plant and the Owned Real Property; provided, Environmental Reports shall not include any safety, health and environmental audit reports, or internal investigation reports, prepared under the direction of Seller’s legal department and privileged under the attorney-client privilege, attorney work-product privilege, or state or federal environmental self-auditing privilege or policy.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity treated as a single employer with Seller pursuant to Section 414 of the Code.

“Escrow Agent” means Union Bank of California, N.A., the escrow agent under the Master Escrow Agreement.

“Existing Survey” means that certain plat of a survey provided by Seller to Buyer and  covering all or part of the Owned Real Property.

“Existing Title Policy” means that certain proforma title policy provided by Seller to Buyer and covering all or part of the Owned Real Property.

“Federal Trade Commission Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended, and the rules and regulations promulgated thereunder.

“Final Order” or “Final Orders” means any Order of a Government, the Bankruptcy Court or other court of competent jurisdiction after all opportunities for rehearing, reargument, petition for certiorari and appeal are exhausted or expired and any requests for rehearing have been denied, and that has not been revised, stayed, enjoined, set aside, annulled, reversed, remanded, modified or superseded, with respect to which any required waiting period has expired, and to which all conditions to effectiveness prescribed therein or otherwise by law or Order have been satisfied; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order.  In the case of the Sale Order, a Final Order shall also consist of an Order as to which an appeal, notice of appeal or motion for rehearing or new trial has been filed but as to which Buyer, in its sole discretion, elects to proceed with Closing.

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, any state thereof or any foreign government.

“Guaranty” means the Guaranty of the Guarantor substantially in the form of Exhibit A hereto.

“Guarantor” means FirstEnergy Corp., an Ohio corporation.

“Hazardous Materials” means and includes any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including, but not limited to, “hazardous substances” as currently defined by the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, natural gas petroleum products or byproducts and crude oil.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

“Improvements” means the buildings, improvements and structures now existing on the Real Property or demised under the Real Estate Leases, but only to the extent such buildings, improvements and structures constitute fixtures under applicable law.

“Knowledge of Seller”, “Seller’s Knowledge” or any other similar term or knowledge qualification means the present actual knowledge of Kevin Florence.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Master Escrow Agreement” means the escrow agreement by and among Seller, Buyer and Union Bank of California, N.A., relating to the Deposit.

“Material Adverse Effect” means a state of facts, event, change or effect on the physical condition of the Acquired Assets, or the enforceability of any Assigned Contract, that results in a material adverse effect on the combined operations and value of the Acquired Assets but excluding any state of facts, event, change or effect caused by events, changes or developments relating to: (i) changes of Laws, including those governing national, regional, state or local electric transmission or distribution systems, (ii) strikes, work stoppages or other labor disturbances, (iii) increases in costs of commodities or supplies, including fuel, (iv) effects of weather or meteorological events, (v) the transactions contemplated by this Agreement or the announcement thereof; (vi) changes in constructions costs; (vii) changes or conditions affecting the industries in which the Acquired Assets are a part generally (including any change or condition (x) generally affecting the international, national or regional or local electric generating, transmission or distribution industry (y) generally affecting the international, national, regional or local wholesale or retail markets for electric power or (z) resulting from changes in the international, national, regional or local fuel markets for the type of fuel used at the Power Plant); (viii) changes in economic, regulatory or political conditions generally; (ix) changes resulting from any motion, application, pleading or Order filed under or in connection with, the Chapter 11 Case or any motion, application, pleading or Order filed by any Government applicable to providers of generation, transmission or distribution of electricity generally; or (x) any act(s) of war or of terrorism other than such event or occurrences that cause material physical damage to the Power Plant or transmission services thereto.

“Ordinary Course of Business” means, with respect to the Power Plant, the maintenance thereof consistent with prior practices with respect to the future construction and operation thereof and prudent health, safety and environmental practices, and taking into account the status and quality of the Power Plant.

    “Permitted Liens” means:  (i) all Liens in existence on the date of this Agreement set forth on Schedule 14.1 of the Disclosure Schedules; (ii) Liens for Taxes, assessments and Government or other similar charges that are not yet due and payable or that, although due and payable, are being contested in good faith; (iii) Liens included in the Assumed Liabilities; (iv) Liens that will attach to the proceeds of this sale under this Agreement pursuant to section 363 of the Bankruptcy Code; (v) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Seller prior to the Closing Date; (vi) zoning, building codes and other land use laws regulating the use of occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Owned Real Property; (vii) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any of the Real Estate Leases; (viii) restrictions and regulations imposed by any Government authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over Seller or the Power Plant; (ix) exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances which are set forth in any license; (x) exceptions and related matters set forth in the Existing Survey; and (xi) the matters set forth in [Schedule B, items 3,4,5,6 and 8] of the Existing Title Policy.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Power Plant” means the approximately 70% complete, nominal 707 MW gas-fired combined cycle electric generating facility primarily located in Fremont, Ohio including all Owned Real Property, equipment, electrical transformers, pipeline and electrical interconnection facilities (including water discharge facilities and water injection facilities) related thereto.

“Purchase Notice” means Exhibit A of the Master Escrow Agreement, as executed and delivered by Buyer and Calpine.

“Regulatory Approvals” means state public utility commission and/or notifications of other related Government authorities with respect to the consummation of the transactions contemplated hereby.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.

“Retained Books and Records” means (i) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent they  relate to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of Seller or of any Affiliate of Seller, (ii) all books, files and records that would otherwise constitute a Business Record but for the fact that disclosure of books, files or records could (w) violate any legal constraints or obligations regarding the confidentiality thereof, (x) waive any attorney client, work product  or like privilege, (y) disclose information about Seller or any of its Affiliates that is unrelated to the Power Plant or (z) disclose information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models, or (iii) all books and records prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Acquired Assets and the Assumed Liabilities.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

14.2.       All Terms Cross-Referenced.  Each of the following terms is defined in the section set forth opposite such term:

Term	Section

Accepting Employee	7.7(a)
Accounts Receivable	1.2(b)
Acquired Assets	1.1
Adjustment Date	10.2
Affiliate	14.1
Agreement	Preamble
Allocation Schedule	10.5
Antitrust Law	9.2
Assigned Contracts	1.1(f)
Assumed Liabilities	1.3
Assumption Agreement	14.1
Bankruptcy Code	14.1
Bankruptcy Court	14.1
Bidding Procedures Order	14.1
Business Day	14.1
Business Records	14.1
Buyer	Preamble
Buyer Group	13.6
Calpine Marks	1.2(l)
Chapter 11 Case	14.1
Claim Over	13.6
Claims	1.2(i)
Clayton Act	14.1
Closing	3.1
Closing Date	3.1
Code	14.1
Confidentiality Agreement	6.5
Consent	14.1
Contract	14.1
Deposit	2.2
Disclosure Schedules	1.1(a)
Emissions Allowances	14.1
Employee	14.1
Employee Benefit Plan	14.1
Entitled Real Property	1.1(c)
Environmental Laws	14.1
Environmental Reports	14.1
Equipment	1.1(d)
ERISA	14.1
ERISA Affiliate	14.1
Escrow Agent	14.1

Excluded Assets	1.2
Excluded Liabilities	1.4
Existing Survey	14.1
Existing Title Policy	14.1
Federal Trade Commission Act	14.1
Final Order	14.1
Government	14.1
Hazardous Materials	14.1
HSR Act	14.1
Improvements	14.1
Inventory	1.1(g)
Knowledge of Seller	14.1
Law	4.3
Leased Real Property	1.1(a)(b)
Lien	14.1
Losses	6.5
Master Escrow Agreement	14.1
Material Adverse Effect	14.1
Material Contracts	4.7(a)(ii)
Non-Recourse Person	13.6
Order	4.3
Ordinary Course of Business	14.1
Organizational Documents	4.3
Other Contracts	1.1(f)
Owned Real Property	1.1(a)
Permits	1.1(i)
Permitted Liens	14.1
Person	14.1
Power Plant	14.1
Purchase Notice	14.1
Purchase Price	2.1
Real Estate Leases	1.1(a)(b)
Real Property	1.1(c)
Regulatory Approvals	14.1
Related Person	14.1
Retained Books and Records	14.1
Rule	14.1
Rules	14.1
Sale Order	6.3
Seller	Preamble
Seller’s Account	3.3
Seller’s Knowledge	14.1
Sherman Act	14.1
Straddle Period	10.2
Subsidiary	14.1
Supplier Contracts	1.1(e)

Tax Return	14.1
Taxes	14.1
Termination Date	12.2(a)(iii)
Termination Order	12.2(a)(v)
Third Person	13.6
Transaction Taxes	10.1
Welfare Benefits	7.7(d)

 (Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRSTENERGY GENERATION CORP.

By:
Name:
Title:

CALPINE CORPORATION

By:
Name:
Title: